Exhibit 99.1

TECHNICAL OLYMPIC USA REPORTS RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002

Company Reports Earnings From Continuing
Operations Before Merger And Unusual Charges Of $82.9 Million
For Year Ended December 31, 2002

FOR IMMEDIATE RELEASE: February 12, 2003

Hollywood, Florida — Technical Olympic USA, Inc. (TOUSA) (Nasdaq: TOUS) today reported results for its fourth quarter and year ended December 31, 2002. For the quarter ended December 31, 2002, earnings from continuing operations before merger and unusual charges were $21.1 million, or $0.76 per share, as compared to $22.2 million, or $0.80 per share, for the corresponding quarter in 2001. For the year ended December 31, 2002, earnings from continuing operations before merger and unusual charges were $82.9 million, or $2.98 per share, as compared to $89.4 million, or $3.21 per share, for the year ended December 31, 2001.

On June 25, 2002, Engle Holdings Corp. (Engle) was merged into Newmark Homes Corp. (Nasdaq: NHCH) and the combined company was renamed Technical Olympic USA, Inc. This merger was accounted for in a manner similar to a pooling of interests due to both entities being under the common control of Technical Olympic, Inc. (Technical Olympic). As a result of the merger, Technical Olympic increased its ownership interest in TOUSA to 91.75%. In accordance with generally accepted accounting principles, historical comparisons represent pooled results of the two former companies.

Comparison of Quarter Ended December 31, 2002 to Quarter Ended December 31, 2001

For the quarter ended December 31, 2002, income from continuing operations decreased to $20.2 million, or $0.73 per share, as compared to $21.7 million, or $0.78 per share, for the corresponding quarter in 2001. The decrease in income from continuing operations primarily relates to a decline in pretax homebuilding income of $5.3 million which was partially offset by an increase in financial services pretax income of $1.4 million.

Homebuilding revenues increased to $380.4 million during the quarter ended December 31, 2002 from $363.0 million during the quarter ended December 31, 2001. The increase of 5% was due to an increase in revenues from home sales, to $364.9 million in the quarter ended December 31, 2002 from $358.9 million during the quarter ended December 31, 2001 as well as an increase in revenue from land/lot sales, to $15.4 million during the quarter ended December 31, 2002, from $4.1 million during the quarter ended December 31, 2001. Home closings increased to 1,372 during the quarter ended December 31, 2002 from 1,357 during the quarter ended December 31, 2001. The average selling price on homes closed increased slightly to $266,000 during the quarter ended December 31, 2002 from $264,500 during the quarter ended December 31, 2001.

Homebuilding gross profit increased to $73.0 million during the quarter ended December 31, 2002 from $72.1 million during the quarter ended December 31, 2001. Gross margin on home sales decreased to 19.5% during the quarter ended December 31, 2002 from 20.0% during the quarter ended December 31, 2001. The decline in gross margin is primarily attributable to increased incentives. Additionally, due to the allocation of purchase price to the units which were in backlog at the time of the acquisition of both DS Ware Homes and Masonry Homes, the company recognized minimal gross profit on the approximate $17.1 million in revenue generated from home closings from these companies.

For the quarter ended December 31, 2002, selling, general and administrative (SG&A) expenses increased to $45.7 million from $39.0 million. As a percentage of revenues from home sales, SG&A increased to 12.5% from 10.9%. This increase during the quarter ended December 31, 2002, relates to increases in compensation, technology, insurance and advertising expenses as compared to the corresponding period in 2001.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

For the year ended December 31, 2002, income from continuing operations decreased to $67.0 million, or $2.40 per share, from $87.8 million, or $3.15 per share, for the year ended December 31, 2001. The decrease in income from continuing operations is attributable to a decrease in Homebuilding pretax income to $87.6 million during the year ended December 31, 2002 from $125.0 million during the year ended December 31, 2001. The decrease in Homebuilding pretax income was partially offset by an increase in Financial Services pretax income to $19.4 million during the year ended December 31, 2002 from $15.0 million during the year ended December 31, 2001.

Homebuilding revenues decreased to $1.38 billion during the year ended December 31, 2002 from $1.39 billion during the year ended December 31, 2001. The decrease of 1% was due to a decline in revenues from home sales, to $1.35 billion in the year ended

December 31, 2002 from $1.37 billion during the year ended December 31, 2001, which was offset by an increase in revenues from land/lot sales, to $27.4 million from $18.4 million during the same periods. Home closings decreased to 5,085 during the year ended December 31, 2002 from 5,304 during the year ended December 31, 2001.

The decrease in home closings and revenue from home sales was primarily attributable to a decline in the number of communities in which the company was actively marketing during the year ended December 31, 2002 as compared to the year ended December 31, 2001 and a weakening in housing demand in the Texas and Western regions. These factors were partially offset by a strong housing demand in Florida.

At the beginning of 2002, the company was actively marketing in 146 communities. As a result of a prior strategic decision to consolidate our home sales activities and reduce our lot acquisitions during 2001 and throughout the first half of 2002, the number of active communities declined to a low of 132 in June 2002. In the second half of 2002, the company began to increase the number of communities in which it was marketing, both through organic growth and through acquisition. Consequently, at December 31, 2002 TOUSA was actively marketing in 159 communities. However, due to a lag time between the date marketing homes in a community begins and the date that closing homes begins, home closings from these new communities will generally not begin to contribute to our home sales revenue until 2003.

During 2002, our Texas region generated revenues from home sales of $397.1 million on 1,539 home closings as compared to revenues of $433.4 million on home closings of 1,623 during the year ended December 31, 2001. The weakening in demand in this market also caused an increase in the level of incentives offered which is reflected in the decline in the average sales price per home closed to $258,000 during the year ended December 31, 2002 from $267,000 during the year ended December 31, 2001. Additionally, our West region experienced a decline in revenues from home sales to $258.1 million on 958 home closings during the year ended December 31, 2002 from $289.8 million on 1,057 home closings during the year ended December 31, 2001. The decline in revenues in the West region is primarily due to a decline in the average number of active selling communities during the first part of 2002, as compared to the prior year and a continued weakness in demand in our Colorado markets. This softness in the market caused us to increase incentives offered to homebuyers resulting in a slight decrease in the average sales price per home closed, to $269,000 in the year ended December 31, 2002 from $274,000 in the year ended December 31, 2001.

These declines in revenue from the Texas and West regions were partially offset by an increase in revenues generated in our Florida region to $496.7 million on 2,024 home closings during the year ended December 31, 2002 from $437.8 million on 1,931 home closings during the year ended December 31, 2001. The revenue increase in this region is primarily due to the increase in our average sales price per home closed to $245,000 during the year ended December 31, 2002 from $227,000 during the year ended December 31, 2001. Additionally, we generated revenue from home sales of $13.7 million as a result of our acquisition of DS Ware during October 2002.

The average sales price per home closed increased 2% to $265,400 during the year ended December 31, 2002 as compared to $259,200 during the year ended December 31, 2001. The increase is primarily attributable to increases in the Florida and Mid-Atlantic regions, where the company has continued to realize higher average sales prices from steady demand for product. The increases in average sales price in these regions were partially offset by declines in the Texas and West regions, where during the year ended December 31, 2002 TOUSA experienced significant increases in incentives provided to homebuyers as compared to the year ended December 31, 2001.

Homebuilding cost of sales decreased to $1.10 billion during the year ended December 31, 2002 from $1.11 billion during the year ended December 31, 2001. The decline of 1% is attributable to the decline in the number of home closings offset by an increase in cost of land/lot sales. Our gross margin on home sales decreased to 20.3% during the year ended December 31, 2002 as compared to 20.6% during the year ended December 31, 2001. The decline in gross margin is primarily attributable to increased incentives and an increase in the average lot cost per closing, partially offset by an increase in our gross margin on options and upgrades.

SG&A expenses increased by 8% to $163.7 million during the year ended December 31, 2002 from $152.1 million for the year ended December 31, 2001. As a percentage of revenues from home sales, SG&A expenses increased to 12.1% for the year ended December 31, 2002 from 11.1% for the year ended December 31, 2001. The increase in SG&A expenses is primarily attributable to increases in compensation, information technology, insurance and professional fees.

During the year ended December 31, 2002, TOUSA incurred $20.0 million in severance and merger related charges as compared to $2.6 million in the year ended December 31, 2001. These charges include severance accrued related to the termination of executives who were employed by either TOUSA or Engle prior to the merger. Additionally, in connection with the merger with Engle, the company incurred approximately $6.0 million in legal, consulting and advisory fees.

During the year ended December 31, 2002, in connection with the offering of $200.0 million senior notes and $150.0 million senior subordinated notes, the company recognized a loss on the early retirement of debt of $5.4 million. This charge relates to the exit fees incurred and the write off of unamortized deferred finance costs associated with the then existing borrowings.

Financial Services revenues increased to $40.2 million during the year ended December 31, 2002 from $32.7 million during the year ended December 31, 2001. The increase of 23% is primarily attributable to an increase in the mortgage and title operations capture of home sale closings. The increase in the capture ratio of mortgage operations is due primarily to the expansion into the Texas region.

Financial Services expenses increased to $20.8 million during the year ended December 31, 2002 from $17.7 million during the year ended December 31, 2001. The increase of 18% is primarily attributable to increased expenses incurred in connection with the company’s expansion of its Financial Services operations.

Backlog

As of December 31, 2002, the company has 2,280 units in backlog representing $636.9 million in revenue, as compared to 2,149 units in backlog representing $573.4 million in revenue as of December 31, 2001. This increase in revenue in backlog of 11% is attributable to several factors: TOUSA experienced a slow down in new sales contracts during the 4th quarter of 2001 as a result of the effects of September 11th; we increased our active selling communities to 159 as of December 31, 2002 as compared to 146 as of December 31, 2001; and we experienced an increase in the average selling price of units in backlog to $279,000 from $267,000. This increase in the average selling price of the company’s units in backlog relates primarily to an increase in backlog in its Mid-Atlantic and West regions where our average selling prices are higher. As of December 31, 2002, 31% of the company’s units in backlog are from the Mid-Atlantic and West regions, where our average selling prices are $368,000 and $281,000 respectively. As of December 31, 2001, 22% of TOUSA’s units in backlog were from these regions.

* * * * *

TOUSA is a leading homebuilder operating throughout Florida and Texas, and in Northern Virginia, Phoenix, Denver, Nashville, Baltimore and Las Vegas. It provides financial services to its homebuyers and others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations (i) that home closings from new communities will begin to contribute to home sales revenue in 2003 and (ii) regarding the impact of steady demand for homes in our Florida and Mid-Atlantic regions on average sales prices. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form S-4 (Registration Statement No. 333-100013). The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the statement regarding the Company’s expectations relating to these statements, such factors include (i) economic and other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct business and (ii) an increase in the cost of, or shortages in the availability of, skilled labor or construction materials. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except share amounts)

	Quarter Ended December 31,		Year Ended December 31,

	2001	2002	2001	2002

FINANCIAL DATA:

Homebuilding:
Revenues:
Homes sales	$358,927	$364,944	$1,374,551	$1,349,713
Land/lot sales	4,061	15,423	18,361	27,379

	362,988	380,367	1,392,912	1,377,092
Cost of sales:
Home sales	287,102	293,698	1,091,626	1,075,875
Land/lot sales	3,793	13,645	16,660	24,430
	290,895	307,343	1,108,286	1,100,305

Gross profit	72,093	73,024	284,626	276,787

Selling, general and administrative expenses	39,017	45,733	152,063	163,726
Depreciation and amortization	2,253	1,412	8,849	5,952
Severance and merger related expenses	779	1,370	2,643	19,963
Loss on early retirement of debt	—	—	—	5,411
Other (income) expense	(1,432)	(1,700)	(3,941)	(5,838)

Homebuilding pretax income	31,476	26,209	125,012	87,573
Financial Services:
Revenues	9,594	11,615	32,659	40,214
Expenses	4,951	5,592	17,688	20,846

Financial Services pretax income	4,643	6,023	14,971	19,368

Income from continuing operations before income taxes	36,119	32,232	139,983	106,941
Income tax expense	14,406	12,021	52,218	39,900

Income from continuing operations	21,713	20,211	87,765	67,041
Income from discontinued operations, net of taxes	3,198	—	6,272	4,963

Net income	$24,911	$20,211	$94,037	$72,004

Earnings per common share (basic and diluted):
From continuing operations	$0.78	$0.73	$3.15	$2.40
From discontinued operations	0.11	—	0.22	0.18

Net income	$0.89	$0.73	$3.37	$2.58

Weighed average number of shares outstanding (basic and diluted)	27,878,787	27,878,787	27,878,787	27,878,787

OPERATING DATA:
Homes closed	1,357	1,372	5,304	5,085
Average sales price per home closed	$265	$266	$259	$265
Gross margin on home sales	20.0%	19.5%	20.6%	20.3%
EBITDA	$46,929	$42,212	$184,160	$142,757
Ratio of SG&A expenses to revenues from home sales	10.9%	12.5%	11.1%	12.1%
Backlog at end of period in number of homes	2,149	2,280	2,149	2,280
Backlog at end of period in sales value	$573,405	$636,922	$573,405	$636,922
Total active communities at period end	146	159	146	159

Reconciliation of income from continuing operations before merger and unusual charges:
Income from continuing operations, before income taxes	$36,119	$32,232	$139,983	$106,941
Add:
Severance and merger related expenses	779	1,370	2,643	19,963
Loss on early retirement of debt	—	—	—	5,411

	36,898	33,602	142,626	132,315
Income taxes	14,717	12,532	53,204	49,367

Income from continuing operations before merger and unusual charges	$22,181	$21,070	$89,422	$82,948

Earnings per common share (basic and diluted) from continuing operations before merger and unusual charges	$0.80	$0.76	$3.21	$2.98

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share amounts)

	December 31,

	2001	2002

ASSETS

Homebuilding:
Cash and cash equivalents:
Unrestricted	$67,206	$44,82
Restricted	7,738	23,645
Inventory	645,986	753,872
Property and equipment, net	10,694	13,862
Other assets	10,897	30,681
Goodwill, net	57,726	78,252
Westbrooke assets held for sale	117,160	—

	917,407	945,137

Financial Services:
Cash and cash equivalents:
Unrestricted	7,930	4,386
Restricted	19,605	22,866
Mortgage loans held for sale	50,933	58,840
Other assets	3,295	3,659

	81,763	89,751

Total assets	$999,170	$1,034,888

LIABILITIES AND STOCKHOLDERS’ EQUITY

Homebuilding:
Accounts payable and other liabilities	$56,295	$96,820
Customer deposits	25,674	24,564
Consolidated land bank obligations	30,022	16,288
Homebuilding borrowings	308,697	413,110
Westbrooke liabilities associated with assets held for sale	71,800	—

	492,488	550,782

Financial Services:
Accounts payable and other liabilities	18,828	21,560
Financial services borrowings	38,689	48,309

	57,517	69,869

Total liabilities	550,005	620,651
Minority interest	35,795	9,092

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock — $.01 par value; 67,000,000 shares authorized and 27,878,787 shares issued and outstanding	279	279
Additional paid-in capital	322,400	322,400
Retained earnings	90,691	82,466

Total stockholders’ equity	413,370	405,145

Total liabilities and stockholders’ equity	$999,170	$1,034,888

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